Exhibit 10.6

February 28, 2011

Mr. David Heyens

c/o Catalent Pharma Solutions, Inc.

14 Schoolhouse Road

Somerset, NJ 08873

Dear David:

As you are aware, in connection with the grant to you of nonqualified stock options (the “Options”) on May 7, 2007 and October 23, 2009, in each case, under the 2007 PTS Holdings Corp. Stock Incentive Plan, as amended (the “Plan”), you entered into (i) a Nonqualified Stock Option Agreement with PTS Holdings Corp. (the “Company”), effective as of May 7, 2007, as subsequently amended on October 23, 2009 (the “2007 Option Agreement”) and (ii) a Nonqualified Stock Option Agreement with the Company, effective as of October 23, 2009 (the “2009 Option Agreement”).

Notwithstanding anything to the contrary in the 2007 Option Agreement and/or the 2009 Option Agreement, as applicable, in the event of the termination of your employment with the Company or any of its subsidiaries for any reason (other than by the Company or one of its subsidiaries for Cause (as defined in each of the 2007 Option Agreement and 2009 Option Agreement)) after September 30, 2012:

1. You will have the opportunity to become vested in any portion of the Exit Option (as defined in the 2009 Option Agreement) that otherwise would have vested within 12 months following your termination of employment pursuant to Sections 3(c) and (d) of the 2009 Option Agreement, as applicable, in each case, only to the extent the applicable performance goals have been attained;

2. You may exercise the Vested Portion (as defined in each of the 2007 Option Agreement and 2009 Option Agreement) of the Time Option (as defined in each of the 2007 Option Agreement and 2009 Option Agreement) and/or the EBITDA Option (as defined in the 2009 Option Agreement) for a period ending on the earlier of (A) the third anniversary of the such termination of Employment (as defined in the Plan) and (B) the Expiration Date (as defined in each of the 2007 Option Agreement and 2009 Option Agreement); and

3. You may exercise the Vested Portion of the Exit Option that became vested after the date of termination pursuant to the terms and conditions of the 2009 Option Agreement, as amended by this letter agreement, for a period ending on the earlier of (A) 90 days following the date on which such portion of the Exit Option vests and (B) the Expiration Date.

Except as expressly set forth above, the 2007 Option Agreement and the 2009 Option Agreement shall remain in full force and effect.

This letter agreement and any dispute hereunder shall be construed, interpreted and governed in accordance with the laws of the State of Delaware without regards to conflicts of laws principles thereof.

This letter agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument.

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If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

PTS HOLDINGS CORP.

By:	/s/ John Chiminksi
Name:	John Chiminski
Title:	President and Chief Executive Officer

Accepted and Agreed

/s/ David Heyens
David Heyens

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